UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 13, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariners Island Blvd, Ste 300 San Mateo, California	94404-1592
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 524 3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officers

(c)

Effective August 13, 2007, Jacqueline Nevilles, age 43, was appointed the Chief Financial Officer of Wherify Wireless, Inc. (“Wherify”).

From June 2001 to August 2007 Ms. Nevilles served as Vice President of Finance at PricewaterhouseCoopers, a public accounting firm. During her tenure Ms. Nevilles was responsible for all of PricewaterhouseCoopers’ accounting and corporate finance functions and ran its strategic Information Technology Systems and Sarbanes-Oxley process improvement. From September 1991 to May 2001 Ms. Nevilles served as Senior Director of Finance for Oracle Corporation, a software company. At Oracle she managed accounting and finance information systems. Ms. Nevilles holds a Bachelor of Science from the University of San Francisco and a Master of Business Administration from the Haas School of Business at the University of California, Berkeley.

In connection with Ms. Nevilles’ appointment as Chief Financial Officer, Wherify entered into an employment agreement with Ms. Nevilles, effective August 13, 2007 (the “Agreement”). Pursuant to the Agreement, Ms. Nevilles will be paid an annual base salary of $175,000 and will be eligible to receive a bonus up to $75,000 for meeting milestones to be established by the Chief Executive Officer in conjunction with the Board of Directors of Wherify. Wherify has the option to pay up to 50% of any bonus earned by Ms. Nevilles in Wherify common stock. In addition, Ms. Nevilles was granted an option to purchase 500,000 shares of Wherify common stock. The option vests over four years at a rate of 1/4 after 12 months of continuous service and 1/48 per month thereafter. The option has an exercise price of $0.16. Ms. Nevilles is entitled to standard Wherify benefits including medical, dental, vision and disability.

The Agreement also provides that in the event Ms. Nevilles is terminated without cause or she resigns as a result of a constructive termination, she will be entitled to six-month’s severance payable in a lump sum and continued benefits paid by Wherify for six months following the separation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHERIFY WIRELESS, INC.

Date: August 16, 2007	By:	/s/ Jacqueline Nevilles
Name: Jacqueline Nevilles
Title: Chief Financial Officer